UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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STERICYCLE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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NOTICE OF 2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 29, 2008

Dear Stockholder:

You are cordially invited to attend our 2008 Annual Meeting of Stockholders on Thursday, May 29, 2008, at 11:00 a.m., Chicago time, at the Embassy Suites Hotel O’Hare-Rosemont, 5500 North River Road, Rosemont, Illinois 60018.

At the Annual Meeting, you will be asked to consider and vote upon the following matters:

•	the election of a Board of Directors to hold office until the 2009 Annual Meeting of Stockholders

•

approval of our 2008 Incentive Stock Plan, under which stock options, stock appreciation rights, shares of restricted stock and restricted stock units may be awarded for up to a total of 3,500,000 shares of our common stock

•	ratification of the appointment of Ernst & Young LLP as our independent public accountants for the year ending December 31, 2008

•	any other matters that properly come before the meeting

Only stockholders of record at the close of business on the record date of April 1, 2008 are entitled to vote at the Annual Meeting.

Admission to the Annual Meeting will be by an admissions card. If you plan to attend the meeting in person, please complete and return the Reservations Form on the back cover of this Proxy Statement and an admissions card will be mailed to you. All Reservations Forms must be received by May 22, 2008. An admissions card is not transferable and will admit only the stockholder or stockholders to whom it was issued. If you need directions to the meeting, please call Investor Relations at (800) 643-0240 ext. 2012.

For the convenience of our stockholders who do not plan to attend the Annual Meeting in person and who want to have their shares voted, we have enclosed a proxy card. If you do not plan to attend the Annual Meeting, please complete and return the proxy card in the envelope that we have provided. If you return your proxy card and later decide to attend the Annual Meeting in person, or if for any other reason you want to revoke your proxy, you may do so at any time before your proxy is voted.

For the Board of Directors

Jack W. Schuler	Mark C. Miller
Chairman of the Board	President and Chief Executive Officer

April 11, 2008

Lake Forest, Illinois

i

ii

28161 North Keith Drive

Lake Forest, Illinois 60045

PROXY STATEMENT

2008 Annual Meeting of Stockholders

To Be Held on May 29, 2008

We are furnishing this Proxy Statement in connection with the solicitation of proxies by our Board of Directors for use at our 2008 Annual Meeting of Stockholders on Thursday, May 29, 2008, at 11:00 a.m., Chicago time, at the Embassy Suites Hotel O’Hare-Rosemont, 5500 North River Road, Rosemont, Illinois 60018. We are mailing this Proxy Statement and the accompanying materials to our stockholders beginning on or about April 11, 2008.

In this Proxy Statement, “we,” “us,” “our” or the “Company” refers to Stericycle, Inc.

GENERAL

Stock

Our authorized capital stock consists of common stock, par value $0.01 per share (“common stock”), and preferred stock, par value $0.01 per share (“preferred stock”). As of April 1, 2008, the record date for the Annual Meeting, we had 86,140,648 shares of common stock outstanding. We did not have any shares of preferred stock outstanding.

Stockholders Entitled To Vote

Only holders of our common stock who were stockholders of record at the close of business on the record date of April 1, 2008 are entitled to notice of and to vote their shares of record at the Annual Meeting. Each outstanding share of common stock is entitled to one vote.

Quorum

Holders of a majority of the outstanding shares of common stock entitled to vote at the Annual Meeting who are present in person or represented by proxy will constitute a quorum to conduct business at the meeting. The inspectors of election appointed at the meeting will determine the existence of a quorum and tabulate the votes cast at the meeting.

Voting

The nine directors to be elected at the Annual Meeting (Item 1) will be elected by a plurality of the votes cast by stockholders present in person or represented by proxy, entitled to vote and voting. The proposal to approve our 2008 Incentive Stock Plan (Item 2) and each other matter to be voted on at the Annual Meeting will require for approval the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote.

A stockholder may withhold authority to vote for one or more nominees for director and may abstain from voting on one or more of the other matters to be voted on at the Annual Meeting. Shares for which authority is withheld or that a stockholder abstains from voting will be counted for purposes of determining whether a quorum is present. Shares for which authority is withheld will have no effect on the voting for the election of directors (which, as noted, requires a plurality of the votes cast). Shares that a stockholder abstains from voting will be included in the total of votes cast and will have the effect of votes against the matter in question.

If a broker or nominee indicates on a proxy card that it does not have discretionary authority to vote on a particular matter, the shares will be taken into account in determining whether a quorum is present (if the shares are voted on any other matter) but will not be included in the total of votes cast and thus will have no effect on the outcome of voting on the matter.

Telephone and Internet Voting

Stockholders whose shares are registered in their names directly with our stock registrar and transfer agent, LaSalle Bank, N.A., may vote their shares telephonically, by calling (866) 540-5760, or via the internet, by going to www.proxyvoting.com/srcl/. Stockholders whose shares are registered in the name of a brokerage firm, bank or other nominee may be able to vote their shares telephonically or via the internet. You should check the information provided by your broker, bank or other nominee to see what options are available to you.

Proxies

If a stockholder properly completes and returns the accompanying proxy card, the shares of stock represented by the proxy will be voted as the stockholder directs. If no directions are given, the persons appointed as proxy holders will vote the shares in accordance with the recommendations of our Board of Directors, i.e., they will vote the shares for the election of the nominees for director described in this proxy statement (Item 1), for the proposal to approve our 2008 Incentive Stock Plan (Item 2), and for ratification of the appointment of Ernst & Young LLP as our independent public accountants for 2008 (Item 3).

A stockholder may revoke a proxy at any time before it is voted by filing a signed notice of revocation with the Secretary of the Company or by returning a properly completed proxy card bearing a later date. In addition, a stockholder may revoke a proxy by attending the Annual Meeting in person and requesting to vote. Attendance at the meeting in person will not, by itself, revoke the proxy.

STOCK OWNERSHIP

Stock Ownership by Directors and Officers

The following table provides information about the beneficial ownership of shares of our common stock as of April 1, 2008 by (1) each of our directors, (2) each of our executive officers listed in the Summary Compensation Table on page 14 and (3) all of our directors and executive officers as a group:

	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Directors (and nominees)
Jack W. Schuler(3)	3,409,378	4.0%
Mark C. Miller(3)(4)	2,488,798	2.9%
Rod F. Dammeyer(3)	123,956	*
William K. Hall	25,412	*
Jonathan T. Lord, M.D.	53,744	*
John Patience	177,662	*
Thomas R. Reusché	48,144	*
Peter Vardy(3)	98,172	*
Thomas D. Brown(5)(6)	4,154	*
Ronald G. Spaeth(5)	—	*
Officers
Richard T. Kogler	162,930	*
Frank J.M. ten Brink(3)	373,418	*
Richard L. Foss	219,737	*
Michael J. Collins	37,270	*
All directors and executive officers as a group (13 persons)	7,224,544	8.4%

*	Less than 1%.

(1)	This column includes shares of common stock issuable upon the exercise of stock options exercisable as of or within 60 days after April 1, 2008. These shares are held as follows: Mr. Schuler, 101,900 shares; Mr. Miller, 821,716 shares; Mr. Dammeyer, 49,956 shares; Mr. Hall, 21,412 shares; Dr. Lord, 51,744 shares; Mr. Patience, 101,900 shares; Mr. Reusché, 48,144 shares; Mr. Vardy, 18,172 shares; Mr. Brown, 4,154 shares; Mr. Kogler, 150,522 shares; Mr. ten Brink, 283,637 shares; Mr. Foss, 219,737 shares; and Mr. Collins, 37,270 shares.

(2)	Shares of common stock issuable under stock options exercisable as of or within 60 days after April 1, 2008 are considered outstanding for purposes of computing the percentage of the person holding the option or warrant but are not considered outstanding for purposes of computing the percentage of any other person.

(3)	The shares shown as beneficially owned by Mr. Schuler include 41,640 shares owned by his wife, 174,826 shares owned by trusts for the benefit of his children and 300,994 shares owned by a family foundation on which Mr. Schuler serves as a co-trustee, regarding all of which Mr. Schuler disclaims any beneficial ownership. The shares shown as beneficially owned by Mr. Miller include 301,144 shares owned by trusts for the benefit of his sons, regarding which Mr. Miller disclaims any beneficial ownership. The shares shown as beneficially owned by Mr. Dammeyer include 4,000 shares owned by his wife, regarding which Mr. Dammeyer disclaims any beneficial ownership. The shares shown as beneficially owned by Mr. Vardy include 20,000 shares owned by trusts for the benefit of his grandchildren, regarding which Mr. Vardy disclaims any beneficial ownership. The shares shown as beneficially owned by Mr. ten Brink include 350 shares owned by his wife, regarding which Mr. ten Brink disclaims any beneficial ownership.

(4)	Mr. Miller is also our President and Chief Executive Officer.

(5)	Mr. Brown and Mr. Spaeth are nominees for election as directors.

(6)	Mr. Brown was granted an option for 5,000 shares in February 2004 for consulting services that he provided to us.

Stock Ownership of Certain Stockholders

The following table provides information about the beneficial ownership of our common stock by each person (other than a director or executive officer) who was known to us to be the beneficial owner as of the record date (April 1, 2008) of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership(1)	Percent of Class
Morgan Stanley(1) 1585 Broadway New York, New York 10036	5,508,553	6.4%

(1)	The shares shown as beneficially owned are derived from the Schedule 13G (Amendment No. 2) that Morgan Stanley filed on February 14, 2008.

Item 1

ELECTION OF DIRECTORS

Our Board of Directors is currently composed of eight directors. The size of our Board will be increased to nine directors as of the Annual Meeting.

With the exception of Mark C. Miller, our President and Chief Executive Officer, all of our directors are outside directors (i.e., directors who are neither officers nor employees of ours). The Board has determined that all of our outside directors are independent under the applicable listing standards of the NASDAQ Stock Market.

Each director elected at the Annual Meeting will hold office until our annual meeting of stockholders in 2009 or until his successor is elected and qualified.

Seven of the nine nominees for election as directors are incumbent directors. Two of the nominees, Thomas D. Brown and Ronald G. Spaeth, have not previously served as directors. If elected, Messrs. Brown and Spaeth would be outside directors and, in the Board’s determination, independent under the applicable listing standards of the NASDAQ Stock Market.

Nominees for Director

The following table provides information about the nominees for election as directors.

Nominee	Position with the Company	Age
Jack W. Schuler	Chairman of the Board of Directors	67
Mark C. Miller	President, Chief Executive Officer and a Director	52
Thomas D. Brown	Nominee for election as director	59
Rod F. Dammeyer	Director	67
William K. Hall	Director	64
Jonathan T. Lord, M.D.	Director	53
John Patience	Director	60
Thomas R. Reusché	Director	53
Ronald G. Spaeth	Nominee for election as director	64

Jack W. Schuler has served as our Chairman of the Board of Directors since January 1990. From January 1987 to August 1989, Mr. Schuler served as president and chief operating officer of Abbott Laboratories, a diversified health care company, where he served as a director from April 1985 to August 1989. Mr. Schuler serves as a director of Medtronic, Inc., a medical technology company, and Quidel Corporation, a developer and manufacturer of point-of-care diagnostic tests. He is a co-founder of Crabtree Partners LLC, a private investment firm in Lake Forest, Illinois, which was formed in June 1995. Mr. Schuler received a B.S. degree in mechanical engineering from Tufts University and a M.B.A. degree from the Stanford University Graduate School of Business Administration.

Mark C. Miller has served as our President and Chief Executive Officer and a director since joining us in May 1992. From May 1989 until he joined us, Mr. Miller served as vice president for the Pacific, Asia and Africa in the international division of Abbott Laboratories, a diversified health care company, which he joined in 1976 and where he held a number of management and marketing positions. Mr. Miller received a B.S. degree in computer science from Purdue University, where he graduated Phi Beta Kappa.

Thomas D. Brown is a nominee for election as a director for the first time. From 1974 until his retirement in 2002, Mr. Brown held various sales, marketing and management positions at Abbott Laboratories, a diversified health care company, where he served as a senior vice president and the president of the diagnostics division from 1998 to 2002 and as corporate vice president for worldwide commercial operations from 1993 to 1998. He is a director of Quidel Corporation, a developer and manufacturer of point-of-care diagnostic tests, and Cepheid, a molecular diagnostics company. Mr. Brown received a B.A. degree from the State University of New York at Buffalo.

Rod F. Dammeyer has served as a director since January 1998. He is the President of CAC, llc, a private company providing capital investment and management advisory services, and is the retired vice chairman of Anixter International, where he served from 1985 until February 2001, and retired managing partner of corporate investments of Equity Group Investments, L.L.C., where he served from 1995 until June 2000. Mr. Dammeyer serves as a director of Quidel Corporation, a developer and manufacturer of point-of-care diagnostic tests. He also serves as a trustee of Van Kampen Investments, Inc. and a director of The Scripps Research Institute. He received a B.S. degree from Kent State University.

William K. Hall has served as a director since August 2006. He is the co-founder and chairman of Procyon Technologies, Inc., a privately-owned holding company focusing on the acquisition and growth of suppliers to the aerospace and defense industries. From 1994 to 2000, Mr. Hall was chairman and chief executive officer of Falcon Building Products, Inc., a manufacturer and distributor of construction products. He currently serves on the boards of Actuant Corporation, a diversified industrial products manufacturer, A. M. Castle & Co., a specialty metals and plastics distributor, Great Plains Energy Incorporated, a diversified energy producer, and W.W. Grainger, a supplier of facilities maintenance products. Mr. Hall received a B.S.E. degree in aeronautical engineering, a M.S. degree in mathematical statistics, and M.B.A. and Ph.D. degrees in business from the University of Michigan.

Jonathan T. Lord, M.D. has served as a director since August 2004. Dr. Lord is chief innovation officer/senior vice president at Humana Inc., a health benefits company, which he joined in April 2000. From October 1999 to April 2000, Dr. Lord served as president of Health Dialog, a health information provider, and from April 1997 to October 1999, he served as chief operating officer of the American Hospital Association, a national organization representing hospitals, health care networks and their patients. Dr. Lord received a B.S. degree in chemistry and a M.D. degree from the University of Miami.

John Patience has served as a director since our incorporation in March 1989. He is a co-founder and partner of Crabtree Partners LLC, a private investment firm in Lake Forest, Illinois, which was formed in June 1995. From January 1988 to March 1995, Mr. Patience was a general partner of a venture capital firm that he co-founded which led our initial capitalization. He received B.A. and LL.B. degrees from the University of Sydney in Sydney, Australia, and a M.B.A. degree from the Wharton School of Business of the University of Pennsylvania.

Thomas R. Reusché has served as a director since November 1999. He served as a managing director of Madison Dearborn Partners, LLC, a private equity and venture capital firm, from 1992 until his retirement in September 2003. Prior to co-founding Madison Dearborn Partners, LLC in 1992, Mr. Reusché was a senior investment manager of First Chicago Venture Capital, which comprised the private equity investment activities of First Chicago Corporation, the holding company parent of First National Bank of Chicago. Mr. Reusché serves as chairman of the board of directors of Hines Horticulture, Inc. and a number of private companies. He received an A.B. degree from Brown University and a M.B.A. degree from the Harvard University Graduate School of Business.

Ronald G. Spaeth is a nominee for election as a director for the first time. Mr. Spaeth served as president of Evanston Northwestern Healthcare Foundation from 2002 to 2007 and as the president and chief executive officer of Highland Park (Illinois) Hospital from 1983 to 2002. He is a director of Cole Taylor Bank and also serves as a director of several private companies. Mr. Spaeth is a member of the board of commissioners of the Joint Commission on the Accreditation of Healthcare Organizations and was formerly a member of the board of trustees of the American Hospital Association and chairman of the board of trustees of the Illinois Hospital Association. He received a B.S. degree from Case Western Reserve University and a M.B.A. degree from the University of Chicago Graduate School of Business.

Committees of the Board

Our Board of Directors has standing Compensation, Audit and Nominating and Governance Committees. All of the members of each committee are outside directors who are independent under the applicable listing standards of the NASDAQ Stock Market.

Compensation Committee

The Compensation Committee makes recommendations to the full Board of Directors concerning the base salaries and cash bonuses of our executive officers and reviews our employee compensation policies generally. The Committee also administers our stock option plans as they apply to our executive officers.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities relating to the integrity of our financial statements, the qualifications and experience of our independent accountants, the performance of our internal audit function and our independent accountants, and our compliance with legal and regulatory requirements.

Nominating and Governance Committee

The Nominating and Governance Committee identifies and evaluates possible nominees for election to the Board of Directors and recommends to the full Board a slate of nominees for election at the annual meeting of stockholders. The Committee also recommends to the full Board director assignments to the Board’s committees. In addition, the Committee develops, recommends to the full Board and oversees the implementation of our corporate governance policies and practices.

The Committee considers a variety of factors in evaluating any candidate for selection as a nominee for election as a director. These factors include the candidate’s personal qualities, including, in particular, the candidate’s probity, independence of judgment and analytical skills, and the candidate’s professional experience, educational background, knowledge of our business and health care services generally, and experience serving on the boards of other public companies. The Committee has not established any minimum qualifications that a candidate must possess. In determining whether to recommend an incumbent director for re-election, the Committee also considers the director’s preparation for and participation in meetings of the Board of Directors and the committee or committees of the Board on which he serves.

In identifying potential candidates for selection in the future as nominees for election as directors, the Committee will rely on suggestions and recommendations from the full Board, management, stockholders and others and, when appropriate, may retain a search firm for assistance. The Committee will consider candidates proposed by stockholders and will evaluate any candidate proposed by a stockholder on the same basis that it evaluates any other candidate. Any stockholder who wants to propose a candidate should submit a written recommendation to the Committee indicating the candidate’s qualifications and other relevant biographical information and providing preliminary confirmation that the candidate would be willing to serve as a director. See “—Communications with the Board.”

Committee Charters

The charters of the Compensation, Audit and Nominating and Governance Committees are available on our website, www.stericycle.com, under “About Us/Corporate Governance.”

Committee Members and Meetings

The following table provides information about the membership of the committees of the Board of Directors during 2007:

Director	Compensation Committee		Audit Committee		Nominating and Governance Committee
Jack W. Schuler			x		x	*
Rod F. Dammeyer(1)			x	*	x
William K. Hall	x
Jonathan T. Lord, M.D.	x	*			x
John Patience			x		x
Thomas R. Reusché(2)	x		x
Peter Vardy	x

*	Chair of committee

(1)	The Board of Directors has determined that Mr. Dammeyer, the Chair of the Audit Committee, is an audit committee financial expert as described in the applicable rules of the Securities and Exchange Commission.

(2)	Mr. Reusché resigned from the Compensation Committee in April 2007 so that meetings of the Audit and Compensation Committees could be held at the same time without requiring him to miss one or the other of the meetings.

Our Board of Directors held four meetings during 2007 and acted without a formal meeting on a number of occasions by the unanimous written consent of the directors. The Audit Committee held eight meetings during the year. The Compensation Committee held four meetings during the year and acted without a formal meeting on several occasions by the unanimous written consent of its members. The Nominating and Governance Committee did not meet separately from the full Board during 2007.

All of our directors attended in person or participated by teleconference in all of the meetings of the Board of Directors during 2007 with the exception that one director who was unable to participate in one meeting. All of the members of the Audit and Compensation Committees attended in person or participated by teleconference in all of the meetings of those committees during the year.

We encourage our directors to attend the annual meeting of stockholders. All but one of our directors attended the 2007 Annual Meeting of Stockholders, and we anticipate that all of our directors will attend this year’s Annual Meeting.

Communications with the Board

Stockholders who would like to communicate with the Board may do so by writing to the Board of Directors, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045. Our Investor Relations department will process all communications received. Communications relating to matters within the scope of the Board’s responsibilities will be forwarded to the Chairman of the Board and at his direction to the other directors; communications relating to ordinary day-to-day business matters that are not within the scope of the Board’s responsibilities will be forwarded to the appropriate officer or executive. Communications addressed to a particular committee of the Board will be forwarded to the chair of that committee and at his direction to the other members of the committee.

Policy on Related Party Transactions

The Board of Directors has a written policy requiring certain transactions with related parties to be approved in advance by the Audit Committee. For purposes of this policy, a related party includes any director or executive officer or an immediate family member of any director or executive officer. The transactions subject to review include any transaction, arrangement or relationship (or any series of similar transactions, arrangements and relationships) in which (i) we or one of our subsidiaries will be a participant, (ii) the aggregate amount involved exceeds $100,000 and (iii) a related party will have a direct or indirect interest. In reviewing proposed transactions with related parties, the Audit Committee will consider the benefits to us of the proposed transaction, the potential effect of the proposed transaction on the director’s independence (if the related party is a director or an immediate family member of a director), the terms of the proposed transaction, and whether those terms are comparable to the terms available to an unrelated third party or to employees generally.

There were no transactions during 2007 that required the Audit Committee’s approval.

AUDIT COMMITTEE REPORT

Under the Audit Committee’s charter, the Audit Committee of the Board of Directors assists the Board in fulfilling its oversight responsibilities relating to the integrity of the Company’s financial statements, the qualifications and experience of Company’s independent accountants, the performance of the Company’s internal audit function and independent accountants, and the Company’s compliance with applicable legal and regulatory requirements. The Committee’s charter is available on the Company’s website, www.stericycle.com, under “About Us/Corporate Governance.” The current members of the Committee, who served during 2007, are Messrs. Dammeyer (Chair), Patience, Reusché and Schuler.

In regard to our role, we note that it is the responsibility of the Company’s management to prepare financial statements in accordance with accounting principles generally accepted in the United States, and that it is the responsibility of the Company’s independent public accountants to audit those financial statements. The Committee’s responsibility is one of oversight, and we do not provide expert or other special assurance regarding the Company’s financial statements or the quality of the audits performed by the Company’s independent public accountants.

In carrying out our oversight responsibility, we review and discuss with both management and the Company’s independent public accountants all quarterly and annual financial statements prior to their issuance. We reviewed and discussed with both management and Ernst & Young LLP the quarterly and annual financial statements for the fiscal year ended December 31, 2007. Our reviews and discussions with Ernst & Young LLP included executive sessions without the presence of the Company’s management. They also included discussions of the matters required to be discussed pursuant to Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended, of the Auditing Standards Board of the American Institute of Certified Public Accountants, including the quality of the Company’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the Company’s financial statements. We also discussed with Ernst & Young LLP matters relating to their independence, including a review of their audit and non-audit fees and the letter and written disclosures that the Committee received from Ernst & Young LLP pursuant to Independence Standard No. 1, Independence Discussions with Audit Committees, as amended, of the Independence Standards Board.

In addition, we continued to monitor the scope and adequacy of the Company’s internal controls, including staffing levels and requirements, and we reviewed programs and initiatives to strengthen the effectiveness of the Company’s internal controls and steps taken to implement recommended improvements.

On the basis of these reviews and discussions, we recommended to the Board of Directors that the Board approve the inclusion of the Company’s audited financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2007 for filing with the U.S. Securities and Exchange Commission.

Audit Committee

Rod F. Dammeyer, Chair

John Patience

Thomas Reusché

Jack W. Schuler

COMPENSATION DISCUSSION AND ANALYSIS

Our executive compensation policies have three objectives:

•	to attract, motivate and retain highly qualified executive officers

•	to make a substantial portion of their compensation dependent on the Company’s attainment of a measurable performance target

•	to structure a substantial portion of their compensation so that they benefit only if all of our stockholders benefit

Our compensation program for executive officers consists of cash compensation and long-term incentive compensation. Cash compensation is paid in the form of a base salary and a performance incentive bonus (“PIB”), and long-term incentive compensation is paid in the form of stock options.

We favor cash PIBs and stock options as the principal components of our executive officers’ compensation because they provide incentives to improve our operating performance and thereby create value for all of our stockholders.

Compensation Decisions

Decisions relating to the compensation of our executive officers are made by the Compensation Committee of our Board of Directors. Decisions of the Committee relating to executive officers’ base salaries and PIBs are subject to the review and approval of the full Board; decisions of the Committee relating to executive officers’ stock options are reviewed by the full Board but are not subject to the Board’s approval.

Compensation decisions are made with a view to reaching an overall result that, in the Compensation Committee’s subjective judgment, is appropriate and fair to the particular executive officer, both in terms of his own compensation and relative to that of the other executive officers, and fair as well to us and to our stockholders. The Committee does not reach this result in a mechanical fashion but, rather, considers each executive officer’s role and contribution to our performance, his compensation history and the compensation practices at other companies with which members of the Committee are familiar.

In this regard, at the Committee’s regular meeting in February 2008, the Committee reviewed, among other material, (i) each executive officer’s cash compensation for 2003-2007, (ii) an analysis of the total rewards for 2007 of our president and chief executive officer, chief operating officer and chief financial officer and (iii) a comparison of these total rewards with the total rewards of similar officers at roughly comparable companies on the basis of an informal survey prepared by our human resources department. The Committee did not use this survey to adjust executive officers’ compensation to any particular percentile for base salaries, cash bonuses or long-term compensation but simply as background to see where the compensation of our executive officers fell.

We do not have a fixed allocation among the three components of our executive officers’ compensation. The relative amounts of our executive officers’ salaries, PIBs and stock options vary to some extent from year to year. Base salaries and PIBs are considered together in order to assure that the cash component of our executive officers’ compensation falls within an acceptable range, and the cash component is taken into account in determining stock option grants in order to assure that the total potential rewards to our executive officers also fall within an acceptable range.

Compensation decisions are made annually at the regular meeting of the Compensation Committee during the first quarter of year, most commonly in February, when the results of our prior year’s performance are available internally and can be taken into account by the Committee in determining the executive officers’ PIBs for the prior year and their base salaries and bonus percentages for the current year. The Committee believes that incentives are likely to have a greater effect on performance the sooner they are communicated and accordingly determines bonus percentages and annual option grants as early in the year as practicable. The Committee’s decisions are made without regard to our anticipated earnings or other announcements.

Our President and Chief Executive Officer makes recommendations to the Committee regarding the compensation of the other executive officers, but management does not otherwise participate in the Committee’s decisions.

Base Salaries

Base salaries are intended to provide a regular source of income to our executive officers. The Compensation Committee reviews officers’ base salaries each year, and in February 2008, the Committee increased the base salaries of our executive officers by 3%. Prior to this increase, the Committee had not changed the base salaries of Messrs. Miller, Kogler and ten Brink since April 2003 or those of Messrs. Foss and Collins since they joined us in February 2003 and June 2006, respectively.

Performance Incentive Bonuses

We maintain a performance incentive bonus program for our executive officers that is intended to provide them with a short-term cash incentive and reward for improvements in our operating performance as measured by our adjusted earnings.

Under our PIB program, our executive officers are eligible each year for a cash bonus equal to a specified percentage of their base salaries. For 2007, the percentages for our named executive officers were 125% for Mr. Miller, 75% for Mr. Kogler, 75% for Mr. ten Brink, 70% for Mr. Foss and 70% for Mr. Collins. These percentages are unchanged for 2008.

PIBs are payable to our executive officers if we attain our target EBITDA for payment of PIBs at the 100% level. For purposes of our PIB program, EBITDA (earnings before interest, taxes depreciation and amortization) is measured by the sum of income from operations plus depreciation and amortization. Based on the EBITDA shown in our final operating plan and budget for the year as approved by our Board of Directors during the first quarter of the year, the Compensation Committee sets target levels for EBITDA. These target levels provide for PIBs ranging from 100% to 150% of the PIBs for which our executive officers are eligible, increasing linearly from the 100% level of EBITDA to the 150% level. PIBs are paid during the first quarter of the following year after a meeting of the Compensation Committee to make its decisions once our final results for the prior year are known.

If we fail to attain our target EBITDA for payment of PIBs at the 100% level, our executive officers are not assured of any bonuses. In these circumstances, the Compensation Committee may decide in its discretion either that no PIBs are warranted or that it would be appropriate to award on the basis of individual merit cash bonuses of some order of magnitude smaller than the PIBs that would have been paid if we had attained our target EBITDA for payment of PIBs at the 100% level.

The measurement of EBITDA for purposes of our PIB program is subject to any adjustments that the Compensation Committee considers appropriate to refine EBITDA as an internal measure of operating performance.

For 2007, our target EBITDA for payment of PIBs at the 150% level was $258.6 million. Our actual EBITDA for 2007 was $270.9 million (the sum of income from operations of $224.5 million plus $31.1 million of depreciation and amortization and $15.3 million of excluded items which are not considered part of our day-to-day operations). Because we exceeded the maximum EBITDA target level, our executive officers’ received PIBs equal to 150% of the PIBs for which they were eligible.

Bonus Conversion Program

We maintain a bonus conversion program for our executive officers and other management employees allowing them to convert all or a portion of their bonuses into stock options. The program is intended to enable our executive officers and other participants to trade current compensation for the possibility of greater wealth in the future if our stock continues to perform well.

Under this program, a participant may irrevocably elect in advance of any bonus award to forego some portion or all of any bonus otherwise payable to him or her and receive instead an immediately vested nonstatutory stock option at an exercise price per share equal to the closing price of a share of our common stock on the bonus award date. The number of shares for which an option is granted is determined by dividing (i) a specified multiple of the amount of the cash bonus that the participant elected to forego by (ii) the average closing price of our common stock during the year for which the bonus is payable. Our Board of Directors fixed the multiple at three for 2007 and has continued the same multiple for 2008.

All of our named executive officers participated in this program in respect of their PIBs for 2007 payable in February 2008. Mr. Miller elected to forego his entire PIB of $556,973 and received instead an option for 35,393 shares, Mr. Kogler elected to forego $125,319 of his PIB of $250,638 and received instead an option for 7,963 shares, Mr. ten Brink elected to forego $87,724 of his PIB of $250,638 and received instead an option for 5,574 shares, Mr. Foss elected to forego his entire PIB of $210,000 and received instead an option for 13,344 shares, and Mr. Collins elected to forego $57,750 of his PIB of $231,000 and received instead an option for 3,669 shares. These options have an exercise price per share of $53.15, which was the closing price of our stock on the option grant date (February 15, 2008).

Stock Options

We use stock options as a major component of the compensation of our executive officers because of the incentives that stock options provide. Our stock options are always granted at the closing price of our stock on the date of the grant, and thus the value to our executive officers of their stock options depends entirely on the subsequent growth in value of our stock. The executive officers’ stock options accordingly provide an incentive to high levels of performance contributing to our overall success as reflected in the market price of our stock, to the benefit not just of our executive officers but that of all of our stockholders.

The Compensation Committee determines the number of shares for which stock options are granted to our executive officers, taking into account (i) our operating performance, (ii) prior grants to our executive officers, (iii) stock option grants and compensation practices at other companies with which members of the Committee are familiar and (iv) the goal of limiting stock option grants to executive officers and employees generally to no more than 10% of our fully-diluted shares over a trailing five-year period (thus averaging dilution of no more than 2% a year).

The exercise price per share of an option granted under one of our stock option plans may not be less than the closing price of a share of our common stock on the date of the option grant. The maximum term of an option may not exceed 10 years, and an option may be exercised only when it is vested and only while the executive officer or other employee remains an employee of ours and for a limited period following the termination of his or her employment.

Options granted to executive officers and employees generally vest over five years at the rate of 20% of the option shares on each of the first five anniversaries of the option grant date. (As noted, options granted under our bonus conversion program are immediately vested.) Options also become exercisable upon the option holder’s death or upon a “change in control.”

Apart from the 2008 Incentive Stock Plan, which is being submitted to our stockholders for approval at the Annual Meeting (see Item 2), we have two stock option plans under which new stock options may be granted: (i) the 2005 Incentive Stock Plan, which our stockholders approved in April 2005, and (ii) the 2000 Nonstatutory

Stock Option Plan, which our Board of Directors adopted in February 2000. There are also stock options outstanding under our 1997 Stock Option Plan, which expired in January 2007, and under our 1995 Incentive Compensation Plan, which expired in July 2005.

If approved, the 2008 plan would authorize stock options, stock appreciation rights, restricted stock awards and restricted stock unit awards for a total of 3,500,000 shares. The 2005 plan authorizes awards of stock options and stock appreciation rights for a total of 2,400,000 shares, and the 2000 plan authorizes grants of stock options for a total of 3,500,000 shares.

If approved, the 2008 plan would provide for the grant of both nonstatutory stock options and incentive stock options intended to qualify under section 422 of the Internal Revenue Code, as our 2005 plan currently provides. The 2000 plan provides for the grant only of nonstatutory stock options. The 2008 plan would authorize awards to our officers, directors, employees and consultants, as our 2005 plan currently authorizes. The 2000 Plan authorizes option grants only to our employees and consultants and not to our officers and directors.

As of December 31, 2007, 2,252,759 shares were available for future option grants under the 2005 plan and 403,086 shares were available for future option grants under the 2000 plan.

Employee Stock Purchase Plan

We maintain an employee stock purchase plan (the “ESPP”), which our stockholders approved in May 2001. The ESPP authorizes 600,000 shares of our common stock to be purchased by qualifying employees at a 15% discount from the market price of the stock through payroll deductions during two six-month offerings each year. A qualifying employee who elects to participate in an offering is granted an option on the first day of the offering for a number of shares equal to the employee’s payroll deductions under the ESPP during the offering period (which may not exceed $5,000) divided by the option price per share. The option price per share is the lower of 85% of the closing price of a share of our common stock on the first trading day of the offering period or 85% of the closing price on the last trading day of the offering period. Every employee who has completed one year’s employment as of the first day of an offering and who is a full-time employee, or a part-time employee who customarily works at least 20 hours per week, is eligible to participate in the offering.

During 2007, Mr. Miller purchased 286 shares under the ESPP, Mr. ten Brink purchased 215 shares and Mr. Foss purchased 286 shares.

401(k) Plan

We maintain a 401(k) plan in which employees who have completed six months’ employment are eligible to participate. We have discretion under the plan to make matching contributions of a percentage of the participants’ own contributions to the plan as the Board of Directors determines each year. For 2007, we made a matching contribution of 50% of the first 5% of compensation that each participant contributed to the plan, up to a maximum matching contribution of $1,500. These matching contributions included the maximum matching contribution for each of Messrs. Miller, Kogler, ten Brink, Foss and Collins.

Retirement Plans and Deferred Compensation Arrangements

We do not maintain any other qualified plan (for example, a qualified defined benefit or money purchase pension plan) and have not adopted any nonqualified retirement or deferred compensation plan or arrangement.

Perquisites and Personal Benefits

We do not provide any perquisites or personal benefits to our executive officers.

Employment Agreements

We have not entered into written employment agreements with any of our executive officers. All of our executive officers have entered into confidentiality, nonsolicitation and noncompetition agreements with us.

Termination and Change-in-Control Payments

We have not entered into salary continuation, severance or similar agreements or arrangements with any of our executive officers that provide for payments upon or in connection with a termination of employment or a change in control.

Stock Ownership Requirements

Under a policy adopted by our Board of Directors in November 2006, all of our executive officers are required to hold a minimum position in our stock. An executive officer with less than five years service as an executive officer must have a position equal to three times his base salary, and an executive officer with five or more years of service must have a position equal to five times his base salary.

An executive officer’s stock ownership position is measured by the value of our common stock that he owns directly and indirectly and the in-the-money value of the vested and unvested stock options that he holds. An executive officer who does not satisfy the applicable minimum stock ownership requirement may not sell any shares of our stock, with the exception that the officer may engage in a cashless exercise of an option and sell a number of shares sufficient to pay the exercise price of the option shares and the related taxes. An executive officer who satisfies the applicable minimum stock ownership requirement may not sell any shares if, as a result, he would then violate the applicable minimum stock ownership requirement.

All of our executive officers satisfy the applicable minimum stock ownership requirement.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with the Company’s management. Based on this review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Jonathan T. Lord, M.D., Chairman

William K. Hall

Peter Vardy

SUMMARY COMPENSATION TABLE

The following table provides information about the compensation paid or earned during 2007 and 2006 by our principal executive officer, principal financial officer and three most highly compensated other executive officers (the “named executive officers”):

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards(1) ($)	All Other Compen- sation(2) ($)	Total ($)
Mark C. Miller(3) President and Chief Executive Officer	2007 2006	$297,052 297,052	$556,973 512,415	$1,128,004 966,493	$1,500 11,717	$1,983,529 1,787,677

Frank J.M. ten Brink(4) Executive Vice President and Chief Financial Officer	2007 2006	$222,789 222,789	$250,638 217,219	$479,352 476,762	$1,500 1,500	$954,279 918,270

Richard T. Kogler(5) Executive Vice President and Chief Operating Officer	2007 2006	$222,789 222,789	$250,638 217,219	$478,773 474,247	$1,500 1,500	$953,700 915,755

Richard L. Foss(6) Executive Vice President, Corporate Development	2007 2006	$200,000 200,000	$210,000 180,000	$473,233 338,020	$1,500 1,500	$848,733 719,520

Michael J. Collins(7) President, Return Management Services	2007 2006	$217,404 116,827	$231,000 113,906	$566,343 245,141	$1,500 —	$1,016,247 475,874

(1)	The amounts in this column represent the expense that we recognized in 2007 and 2006 for financial reporting purposes in accordance with Statement of Financial Accounting Standards No. 123 (revised 2004) (“FAS 123R”), excluding the effect of the expected forfeiture rate, in respect of stock options that we granted during the year in question and in prior years. The assumptions made in the valuation of these stock options are described at the end of Note 12, Stock Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007 (available at www.stericycle.com).

(2)	The amounts in this column represent our matching 401(k) plan contributions for 2007 and 2006 of $1,500 for each of our named executive officers (other than Mr. Collins in 2006) and, in addition, $10,217 in premiums on personal life and disability insurance that we paid for Mr. Miller in 2006.

(3)	The amount in the “Bonus” column for Mr. Miller is the gross amount of his cash bonuses (PIBs) for 2007 and 2006. Pursuant to our bonus conversion program, Mr. Miller elected to forego his entire cash bonus for 2007 of $556,973 and received instead an option for 35,393 shares, and he elected to forego $179,345 of his cash bonus for 2006 of $512,415 and received instead an option for 16,346 shares. The net cash bonus for 2006 paid to Mr. Miller was $333,070. See Grants of Plan-Based Awards, note (2).

(4)	The amount in the “Bonus” column for Mr. ten Brink is the gross amount of his cash bonuses (PIBs) for 2007 and 2006. Pursuant to our bonus conversion program, Mr. ten Brink elected to forego $87,724 of his cash bonus for 2007 of $250,638 and received instead an option for 5,574 shares. The net cash bonus for 2007 paid to Mr. ten Brink was $162,914. Mr. ten Brink did not elect to forego any portion of his cash bonus for 2006. See Grants of Plan-Based Awards, note (3).

(5)	The amount in the “Bonus” column for Mr. Kogler is the gross amount of his cash bonuses (PIBs) for 2007 and 2006. Pursuant to our bonus conversion program, Mr. Kogler elected to forego $125,319 of his cash bonus for 2007 of $250,638 and received instead an option for 7,963 shares. The net cash bonus for 2007 paid to Mr. Kogler was $125,319. Mr. Kogler did not elect to forego any portion of his cash bonus for 2006. See Grants of Plan-Based Awards, note (4).

(6)	The amount in the “Bonus” column for Mr. Foss is the gross amount of his cash bonuses (PIBs) for 2007 and 2006. Pursuant to our bonus conversion program, Mr. Foss elected to forego his entire cash bonus for 2007 of $210,000 and received instead an option for 13,344 shares, and he elected to forego $45,000 of his cash bonus for 2006 of $180,000 and received instead an option for 4,102 shares. The net cash bonus for 2006 paid to Mr. Foss was $135,000. See Grants of Plan-Based Awards, note (5).

(7)	The amount in the “Bonus” column for Mr. Collins is the gross amount of his cash bonuses (PIBs) for 2007 and 2006. Pursuant to our bonus conversion program, Mr. Collins elected to forego $57,750 of his cash bonus for 2007 of $231,000 and received instead an option for 3,670 shares. The net cash bonus for 2007 paid to Mr. Collins was $173,250. Mr. Collins did not elect to forego any portion of his cash bonus for 2006. See Grants of Plan-Based Awards, note (6).

As disclosed by this table, salaries represented approximately 20.2%, bonuses represented approximately 26.0% and stock options represented approximately 53.7% of the total compensation paid to our named executive officers for 2007, and salaries represented approximately 22.0%, bonuses represented approximately 25.8% and stock options represented approximately 51.9% of the total compensation paid to our named executive officers for 2006.

GRANTS OF PLAN-BASED AWARDS

The following table provides information about the stock options granted to the named executive officers during 2007. We do not maintain any “equity incentive plan” or “non-equity incentive plan” (as those terms are used in the relevant rules of the U.S. Securities and Exchange Commission) and did not make any awards under such a plan during 2007:

Name	Grant Date	Option Awards(1): Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Option Awards
Mark C. Miller(2)	2/6/07	102,346	$38.57	$38.57
Frank J.M. ten Brink(3)	2/6/07	46,000	$38.57	$38.57
Richard T. Kogler(4)	2/6/07	46,000	$38.57	$38.57
Richard L. Foss(5)	2/6/07	48,102	$38.57	$38.57
Michael J. Collins(6)	2/6/07	44,000	$38.57	$38.57

(1)	All of these options were granted under our 2005 Incentive Stock Plan.

(2)	The information for Mr. Miller includes an option for 16,346 shares that we granted to him on February 6, 2007 at an exercise price per share of $38.57 by reason of his conversion of $179,345 of his cash bonus for 2006 of $512,415 pursuant to our bonus conversion program, but does not include an option for 35,393 shares that we granted to him on February 15, 2008 at an exercise price per share of $53.15 by reason of his conversion of his entire cash bonus for 2007 of $556,973. See Summary Compensation Table, note (3).

(3)	The information for Mr. ten Brink does not include an option for 5,574 shares that we granted to him on February 15, 2008 at an exercise price per share of $53.15 by reason of his conversion of $87,724 of his cash bonus for 2007 of $250,638 pursuant to our bonus conversion program. See Summary Compensation Table, note (4).

(4)	The information for Mr. Kogler does not include an option for 7,963 shares that we granted to him on February 15, 2008 at an exercise price per share of $53.15 by reason of his conversion of $125,319 of his cash bonus for 2007 of $250,638 pursuant to our bonus conversion program. See Summary Compensation Table, note (5).

(5)

The information for Mr. Foss includes an option for 4,102 shares that we granted to him on February 6, 2007 at an exercise price per share of $38.57 by reason of his conversion of $45,000 of his cash bonus for

2006 of $180,000 pursuant to our bonus conversion program, but does not include an option for 13,345 shares that we granted to him on February 15, 2008 at an exercise price per share of $53.15 by reason of his conversion of his entire cash bonus for 2007 of $210,000. See Summary Compensation Table, note (6).

(6)	The information for Mr. Collins does not include an option for 3,670 shares that we granted to him on February 15, 2008 at an exercise price per share of $53.15 by reason of his conversion of $57,750 of his cash bonus for 2007 of $231,000 pursuant to our bonus conversion program. See Summary Compensation Table, note (7).

As noted, the preceding table reports stock option grants to the named executive officers during 2007. In February 2008, the Compensation Committee determined the annual stock option grants for 2008 to executive officers and employees generally. The Committee granted options for a total of 227,000 shares to the named executive officers as follows: Mr. Miller, 85,000 shares; Mr. Kogler, 39,000 shares; Mr. ten Brink, 39,000 shares; Mr. Foss, 32,000 shares; and Mr. Collins, 32,000 shares. These options have an exercise price per share of $53.15, which was the closing price of our stock on the option grant date (February 15, 2008).

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table provides information about the outstanding stock options held by the named executive officers as of December 31, 2007. We do not maintain any “equity incentive plan” or any plan or arrangement under which shares of restricted stock, restricted stock units or similar rights may be awarded, and accordingly, no such shares, units or rights were held by any of our executive officers as of December 31, 2007:

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price	Option Expiration Date(1)
Mark C. Miller	27,560	—	$3.19	2/22/09
	31,600	—	$5.06	5/31/10
	163,800	—	$7.60	2/6/11
	7,448	—	$11.19	5/14/11
	154,952	—	$13.69	2/5/12
	100,924	7,076	$17.53	1/16/13
	23,804	—	$16.53	2/4/13
	128,586	35,000	$22.11	2/2/14
	60,782	84,000	$22.90	2/15/15
	36,188	84,000	$29.54	2/3/16
	16,346	86,000	$38.57	2/6/17

Frank J.M. ten Brink	4,852	—	$3.19	2/22/09
	26,288	—	$5.06	5/31/10
	24,048	—	$7.60	2/6/11
	8,776	—	$13.69	2/5/12
	71,082	4,918	$17.53	1/16/13
	7,934	—	$16.53	2/4/13
	55,370	16,000	$22.11	2/2/14
	25,600	38,400	$22.90	2/15/15
	12,262	38,400	$29.54	2/3/16
	—	46,000	$38.57	2/6/17

Richard T. Kogler	10,636	—	$13.69	2/5/12
	21,024	4,918	$17.53	1/16/13
	35,200	16,000	$22.11	2/2/14
	25,600	38,400	$22.90	2/15/15
	8,924	39,076	$29.54	2/3/16
	—	46,000	$38.57	2/6/17

Richard L. Foss	76,000	4,000	$17.72	2/28/13
	47,886	13,000	$22.11	2/2/14
	18,888	26,400	$22.90	2/15/15
	6,600	26,400	$29.54	2/3/16
	4,102	44,000	$38.57	2/6/17

Michael J. Collins	24,800	99,200	$32.21	6/26/16
	—	44,000	$38.57	2/6/17

(1)	Our options have 10-year terms and expire on the tenth anniversary of the option grant date. Options granted prior to 2005 generally vest at the rate of 20% of the option shares on the first anniversary of the option grant date and then at the rate of 1/60 of the option shares on the first day of each of the next 48 months. Options granted starting in 2005 generally vest at the rate of 20% of the option shares on each of the first five anniversaries of the option grant date. Options granted pursuant to our bonus conversion program are immediately vested.

OPTION EXERCISES AND STOCK VESTED

The following table provides information about option exercises by the named executive officers during 2007. We have not awarded shares of restricted stock, restricted stock units or similar rights to any of our executive officers, and accordingly no such shares, units or rights vested during 2007:

	Option Awards
Name	Number of Shares Acquired on Exercise(1) (#)	Value Realized on Exercise(2) ($)
Mark C. Miller	177,980	$9,436,422
Richard T. Kogler	—	—
Frank J.M. ten Brink	42,624	$1,501,407
Richard L. Foss	—	—
Michael J. Collins	—	—

(1)	The information in this column is provided on an aggregate basis, and includes shares acquired and concurrently sold to pay the exercise price in a “cashless” exercise of an option through a broker. Mr. Miller exercised options for 177,980 shares during 2007. He paid the exercise price of options for 34,180 shares in cash or by delivery of shares of our common stock that he already owned and did “cashless” exercises through a broker of options for 143,800 shares in which sufficient option shares were sold to pay the exercise price concurrently with the exercise of the options. Mr. ten Brink exercised options for 42,624 shares during 2007. He paid the exercise price of options for 1,400 shares in cash or by delivery of shares of our common stock that he already owned and did “cashless” exercises through a broker of options for 41,224 shares.

(2)	The information in this column is provided on an aggregate basis. The value realized on the exercise of an option was determined by multiplying the number of shares for which the option was exercised by the difference between (i) either the closing price of our common stock on the date of exercise, in the case of payment of the exercise price in cash or by delivery of shares of our common stock, or the sales price, in the case of a “cashless” exercise of the option, and (ii) the exercise price per share of the option.

DIRECTOR COMPENSATION

The following table provides information about the compensation paid to our directors in 2007:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)	All Other Compensation ($)	Total ($)
Jack W. Schuler	—	—	$113,469	—	—	$113,469
Mark C. Miller(2)	—	—	—	—	—	—
Rod F. Dammeyer	—	—	$131,976	—	—	$131,976
William K. Hall	—	—	$198,213	—	—	$198,213
Jonathan T. Lord, M.D.	—	—	$132,374	—	—	$132,374
John Patience	—	—	$113,469	—	—	$113,469
Thomas Reusché	—	—	$113,469	—	—	$113,469
Peter Vardy	—	—	$113,469	—	—	$113,469
L. John Wilkerson, Ph.D.(3)	—	—	$26,069	—	—	$26,069

(1)	The amounts in this column represent the expense that we recognized in 2007 for financial reporting purposes in accordance with FAS 123R, excluding the effect of the expected forfeiture rate, in respect of stock options that we granted in 2007 and in prior years. The assumptions made in the valuation of these stock options are described at the end of Note 12, Stock Based Compensation, to our consolidated financial statements included in our annual report on Form 10-K for the year ended December 31, 2007 (available at www.stericycle.com).

As of December 31, 2007, our outside directors held vested and unvested options for the following number of shares of our common stock: Mr. Schuler, 101,900 shares; Mr. Dammeyer, 49,956 shares; Mr. Hall, 40,942 shares; Dr. Lord, 51,744 shares; Mr. Patience, 101,900 shares; Mr. Reusché, 171,456 shares; and Mr. Vardy, 18,172 shares.

(2)	Mr. Miller is our President and Chief Executive Officer and receives no additional compensation for his services as a director.

(3)	Dr. Wilkerson’s term as a director expired in May 2007.

Compensation in 2007

We did not pay any fees or other cash compensation to our directors who served during 2007 or provide them with any perquisites or other personal benefits. Pursuant to our Outside Directors Compensation Plan, we granted an option for 10,424 shares to each of our outside directors elected at the 2007 Annual Meeting in May. The number of option shares was determined by dividing $375,000 by the average closing price of a share of our common stock during the 12-month period ending on the last trading day prior to the 2007 Annual Meeting ($35.98). The exercise price per share was the closing price of our common stock on the day of the annual meeting ($43.33), and the option vests on the first anniversary of the meeting (May 16, 2008). Mr. Dammeyer and Dr. Lord received options for an additional 1,812 and 908 shares for their services as chairmen of the Audit and Compensation Committees, respectively.

Outside Directors Compensation Plan

In August 2006, the Board of Directors adopted a new compensation plan for our outside directors. Under our Outside Directors Compensation Plan, as amended by the Board in November 2006, each director’s annual compensation for his services is $125,000. The Board may review and update this amount from time to time based on informal surveys of outside directors’ compensation. Subject to the election by an eligible director to receive up to 50% of his annual compensation in cash, the normal form of payment of an outside director’s annual compensation is a stock option reflecting a conversion of the cash compensation. This option is granted upon a director’s reelection as a director at the annual meeting of stockholders each year.

The option is for a number of shares equal to the quotient obtained by dividing (i) 3 times the amount of cash compensation to be converted into an option by (ii) the average closing price of our stock during the period from the prior year’s annual meeting through the last trading day before the current annual meeting. The exercise price of the option is the closing price on the day of the annual meeting, and the option vests on the first anniversary of the annual meeting. Any portion of a director’s annual compensation that he elects to receive in cash is paid in arrears at the same time that the portion converted into an option vests (i.e., on the first anniversary of the annual meeting).

Stock Ownership Requirements

Under our Outside Directors Compensation Plan, all directors are required to hold a minimum position in our stock. For a director with less than five years’ service, he must have a position equal to three times his current annual compensation, or $375,000. For a director with five or more years of service, he must have a position equal to five times his current annual compensation, or $625,000. A director’s ownership position is measured by the value of our common stock that he owns directly and indirectly and the in-the-money value of the vested and unvested stock options that he holds.

A director who satisfies the minimum ownership requirement may elect to receive up to 50% of his annual compensation in cash. A director who does not satisfy the minimum ownership requirement must receive his annual compensation in the normal form of payment as a stock option. A director who does not satisfy the applicable minimum ownership requirement may not sell any shares of our stock, with the exception that the director may engage in a “cashless” exercise of an option and sell a number of shares sufficient to pay the exercise price of the option shares and the related taxes.

All of our directors satisfy the applicable minimum stock ownership requirement.

Meeting and Other Fees

Under our Outside Directors Compensation Plan, as in the past, directors are not paid separate fees for attending meetings of the Board of Directors or its committees. No additional fees or compensation is paid to the Chairman of the Board for his service as chairman. The chairman of the Audit Committee is paid a fee of $10,000 per year for his service as chairman, and the chairman of the Compensation Committee is paid a fee of $5,000 per year for his service as chairman.

The fees to the chairmen of the Audit and Compensation Committees are paid by adding each chairman’s fee to and treating it as a part of his annual compensation as a director, with the effect of making 50% of each chairman’s fee eligible to be received in cash (if the chairman satisfies the applicable minimum ownership requirement) and converting the balance of the fee (or the entire fee, if the chairman does not satisfy the minimum ownership requirement) into an option.

Option Grants to New Directors

Our Outside Directors Compensation Plan provides that a new director will receive two stock options upon joining the Board. The first option, for joining the Board, is for a number of shares equal to the quotient obtained by dividing (i) six times the amount of the directors’ current cash compensation by (ii) the average closing price of our common stock during the 12-month period ending on the last trading day before the director’s election to the Board. The exercise price of the option is the closing price on the day of the director’s election, and one-fifth of the option shares vest on each of the first five anniversaries of the director’s election.

The new director will also receive an option reflecting his annual compensation as a director. If the new director is elected at an annual meeting, the option is the same as the options that the other directors elected at the annual meeting receive. If the new director is elected by the Board to fill a vacancy, the option is for a number of shares equal to a pro rata portion of the quotient obtained by dividing (i) three times the amount of the directors’ current cash compensation by (ii) the average closing price of our common stock during the 12-month period ending on the last trading day immediately before the director’s election to the Board. The exercise price of the option is the closing price on the day of the director’s election, and the option vests on the first anniversary of the prior annual meeting.

Item 2

APPROVAL OF 2008 STOCK OPTION PLAN

Introduction

In February 2008, our Board of Directors recommended submitting the Stericycle, Inc. 2008 Incentive Stock Plan (the “2008 Plan” or “plan”) to our stockholders for their approval at the 2008 Annual Meeting. The 2008 Plan will not become effective unless it is approved by our stockholders.

The purpose of the 2008 Plan is to recognize and reward selected officers, directors and employees for their efforts on the Company’s behalf, to motivate them by appropriate incentives to contribute to the Company’s attainment of its performance objectives, and to align their interests with those of the Company’s other stockholders through compensation based on the performance of the Company’s common stock.

The plan authorizes a maximum of 3,500,000 shares of our common stock for issuance pursuant to options, stock appreciation rights (“SARs”), shares of restricted stock and restricted stock units awarded under the plan.

While the 2008 Plan authorizes the award of SARs, shares of restricted stock and restricted stock units, the plan includes these features largely to provide us with flexibility in the future in providing equity compensation incentives in a changing accounting environment. At present, we contemplate that if the plan is approved by our stockholders, we would use the plan principally, and perhaps even exclusively, to grant stock options and would not use it to any significant degree to award SARs, shares of restricted stock or restricted stock units.

Summary of Principal Terms

The following summary describes the principal terms of the 2008 Plan. The complete text of the plan appears as Exhibit A to this proxy statement.

Types of Awards. The plan permits the award of stock options, stock appreciation rights (either alone or in tandem with stock options), shares of restricted stock and restricted stock units (“RSUs”).

Number of Shares. The plan authorizes a total of 3,500,000 shares of our common stock to be issued pursuant to awards under the plan.

In determining the shares available for awards under the plan, the shares for which stock options and SARs are granted count against this maximum on a 1-for-1 basis, and the shares for which restricted stock and RSU awards are granted count against this maximum on a 2-for-1 basis (so that each share for which a restricted stock or RSU award is granted reduces by two shares the available number of shares for which awards may be granted).

If a stock option or SAR lapses or expires unexercised or if a restricted stock or RSU award lapses, the number of shares in respect of which the stock option or SAR lapsed or expired, or twice the number of shares in respect of which the restricted stock or RSU award lapsed, is added back to the available number of shares for which awards may be granted under the plan.

Eligibility. The plan authorizes awards to be made to full-time and part-time employees of ours (or of subsidiaries of ours) and to individuals serving as consultants, with the exception that incentive stock options may be granted only to employees.

Individual Limit on Awards. In any calendar year, the maximum number of shares for which awards may be granted to any person may not exceed 200,000 shares in the case of stock options and SARS and 100,000 shares in the case of restricted stock and RSU awards, in each case taking into account all similar types of grants and awards under other stock option and equity compensation plans of ours (other than our bonus conversion program and our employee stock purchase plan).

Term of Plan. The plan has a 10-year term which will begin on the date of approval of the plan by our stockholders. No award under the plan may be made after the plan’s expiration.

Administration. The plan is administered by a committee of the Board of Directors (the “Committee”). The Committee is required to consist of two or more directors, all of whom are (i) “non-employee directors” as defined in Rule 16b-3 under the Securities Exchange Act of 1934, (ii) “independent directors” under the applicable listing standards of the NASDAQ Stock Market and (iii) “outside directors” under § 162(m) of the Internal Revenue Code. Unless the Board designates a different committee, the Compensation Committee of the Board will serve as the Committee (as long as all of the members of the Compensation Committee qualify).

Subject to the express terms of the plan, the Committee has the authority to select the recipients, number of shares and other terms and conditions of each award under the plan. The Committee also has the authority to interpret the plan, adopt, revise and rescind policies and procedures to administer the plan, and make all determinations required for the plan’s administration.

Performance Goals. The Committee may condition the vesting of any award under the plan on the attainment of one or more performance goals relating to the Company as a whole or to a line of business, business unit or subsidiary. Performance goals may differ among employees and from award to award. The performance goals that the Committee specifies may relate to: earnings per share; earnings before interest, taxes, depreciation and amortization; revenues; income from operations; return on invested capital; return on assets; internal rate of return; return on stockholders’ equity; and total return to stockholders.

Stock Options. Stock options granted under the plan may be either (i) incentive stock options intended to satisfy the requirements of section 422 of the Internal Revenue Code (“ISOs”) or (ii) nonstatutory stock options (“NSOs”). A “nonstatutory” stock option is the generic term for a stock option that does not qualify for special treatment under the Internal Revenue Code.

Term. The Committee determines the term of each stock option at the time of the grant. No option may have a term of more than 10 years.

Exercise Price. The exercise price per share of each stock option may not be less than the closing price of a share of our common stock on the date that the option is granted.

Vesting. The Committee specifies the time or times when each option becomes vested (i.e., exercisable). Vesting may be based on the holder’s continued service or on the satisfaction of specified performance goals or other conditions. The Committee may accelerate the vesting of an option at any time. An employee’s option becomes fully vested if the employee’s employment terminates by reason of his or her death. If the employee’s employment terminates for any other reason, any unvested portion of the option will lapse.

Exercisability. Once vested, an option remains exercisable for the term of the option, subject to early expiration in certain circumstances. If an employee’s employment terminates for any reason other than the employee’s death, each option that the employee holds expires as specified in the underlying award agreement, or if no expiration date is specified, 30 days after the employee’s termination. If an employee’s employment terminates by reason of his or her death, the option expires on the first anniversary of the employee’s death. The Committee may extend the expiration date of an option up to the last day of the option’s term.

Manner of Exercise. The holder of an option may exercise the vested portion of the option by giving written notice to the Committee, specifying the number of shares of common stock for which the option is being exercised, and tendering payment of the exercise price. The exercise price is payable in cash or, if permitted by the Committee, either in the underlying award agreement or at the time of exercise, by (i) delivering shares of our stock having a fair market value equal to the exercise price, (ii) directing us to withhold, from the shares otherwise issuable upon exercise of the option, shares of stock having a fair market value equal to the exercise price, (iii) an open-market broker-assisted sale pursuant to which we receive the portion of the sales proceeds equal to the exercise price, or (iv) any combination of these methods or any other method that the Committee authorizes.

No Repricing. Options may not be repriced unless the repricing is approved by our stockholders.

Special Limitations on ISOs. To the extent that the aggregate fair market value (determined in respect of each ISO on the basis of the fair market value of a share of our common stock on the ISO’s grant date) of the underlying shares of all ISOs that become exercisable by an employee for the first time in any calendar year exceeds $100,000, the options are treated as NSOs.

Transferability. No option may be transferred, assigned or pledged, except at death in accordance with the decedent’s will or the applicable laws of intestacy, or as provided in the underlying award agreement or as the Committee otherwise permits, or if (i) the transferee is a revocable trust that the employee established for estate planning reasons (in respect of which the employee is treated as the owner for federal income tax purposes) or (ii) the transferee is the spouse of the employee or a child, step-child, grandchild, parent, sibling or child of a sibling of the employee (each an “eligible transferee”), a custodian for an eligible transferee under any Uniform Transfers to Minors Act or Uniform Gifts to Minors Act or a trust for the primary benefit of one or more eligible transferees.

Stock Appreciation Rights. A stock appreciation right entitles the holder to receive the appreciation in value over a specified period of the number of shares of our common stock for which the SAR is awarded. The holder receives in settlement of the SAR an amount equal to the excess of the fair market value of a share of our common stock on the date of exercise of the SAR over the base price of the SAR, multiplied by the SAR’s number of shares. The Committee determines the vesting requirements, type of settlement and other terms of each SAR.

Base Price. The base price per share of each SAR may not be less than the closing price of a share of our common stock on the date that the SAR is granted.

Stand-Alone or Tandem SAR. A SAR may be granted on a stand-alone basis or in tandem with a related stock option. A tandem SAR entitles the employee to elect to exercise either the SAR or the related option as to all or any portion of the shares subject to the SAR and option. The exercise of a tandem SAR causes the automatic cancellation of its related option for the same number of shares, and the exercise, expiration or cancellation of the related option (other than by reason of the exercise of the tandem SAR) causes the automatic and immediate cancellation of the tandem SAR for the same number of shares.

Manner of Exercise. The holder of an SAR may exercise the vested portion of a SAR by giving written notice to the Committee, specifying the number of shares of common stock for which the SAR is being exercised. Unlike the case with a stock option, no exercise price is required to be paid.

No Repricing. SARs may not be repriced unless the repricing is approved by our stockholders.

Settlement. Upon exercise, a SAR may be settled in cash or in shares of our stock, or a combination of the two, in the Committee’s discretion. The settlement will be made on the basis of the closing price of a share of our common stock on the date of exercise of the SAR.

Similarity to Options. Many of the same terms of the plan that apply to stock option grants apply as well to awards of SARs. See “Stock Options—Term,—Vesting,—Exercisability and—Transferability.”

Restricted Stock. An award of restricted shares is an award of shares of our common stock subject to vesting requirements, restrictions on transfer and other conditions as the Committee determines.

Vesting. The Committee specifies the time or times when the restricted shares become vested (i.e., no longer subject to forfeiture). Vesting may be based on continued service or on the satisfaction of specified performance goals or other conditions. The Committee may accelerate the vesting of the restricted shares at any time.

Transferability. Prior to vesting, restricted shares may not be transferred or pledged. After vesting, the shares may still remain subject to restrictions on transfer under applicable securities laws and any restrictions that the Committee imposes in the award agreement.

Rights as Stockholder. Subject to the vesting requirements, transfer restrictions and other conditions of the award, the recipient of an award of restricted shares has all of the rights of a stockholder in respect of the restricted shares, including all voting and dividend rights.

Restricted Stock Units. A RSU unit award entitles the holder to receive a payment equal to the value of a share of our common stock at the time of payment multiplied by the number of shares subject to the award. The Committee determines the vesting requirements, type of settlement and other terms of each restricted stock unit award.

Vesting. The Committee specifies the time or times when the RSUs become vested (i.e., no longer subject to forfeiture). Vesting may be based continued service or on the satisfaction of specified performance goals or other conditions. The Committee may accelerate the vesting of the RSUs at any time.

Settlement. A RSU award may be settled in cash or in shares of our stock, or a combination of the two, in the Committee’s discretion. The settlement will be made on the basis of the closing price of a share of our common stock on the date that the award becomes payable.

Rights as Stockholder. The holder of a RSU award does not have any rights as a stockholder in respect of the shares subject to the award until the award is settled in stock and those shares have been issued to the holder.

Amendment and Termination. Our Board of Directors may amend, suspend or terminate the 2008 Plan at any time. Our stockholders are required to approve any amendment to the plan that would increase the number of shares of our common stock for which ISOs may be granted under the Plan or that would materially increase the number of shares of our common stock for which other types of awards may be made.

Change of Control. In the event of a “change of control” as defined in the 2008 Plan, all outstanding stock options, SARs and RSU awards will become fully vested and exercisable and all restrictions on the shares underlying restricted stock awards will lapse.

Federal Income Tax Consequences

Stock Options. The federal income tax treatment of ISOs and NSOs is significantly different.

The grant of an ISO or NSO will not result in any federal income tax consequences to the holder of the option or to us.

The exercise of an ISO will not result in any regular income tax to the holder of the option or any income tax consequences to us. The exercise of an ISO, however, may affect the holder’s alternative minimum tax liability. Unless the shares acquired upon exercise of the ISO are disposed of in the same year, the holder’s alternative minimum taxable income will be increased in an amount equal to the excess of (i) the fair market on the date of exercise of the shares acquired over (ii) the exercise price of the ISO.

The exercise of a NSO will result in ordinary income to the holder in an amount equal to the excess of (i) the fair market value on the date of exercise of the shares acquired over (ii) the exercise price of the NSO. We will be entitled to an income tax deduction in the same amount. If, however, payment of the exercise price of the NSO is made by delivering shares of our common stock that the holder already owns, a number of new shares equal to the number of shares delivered in payment of the exercise price will be considered to have been received in a tax-free exchange, and the holder’s basis and holding period for those new shares will be equal to holder’s basis and holding period for the shares delivered in payment. The holder will realize ordinary income equal to the fair market value on the date of exercise of the balance of the new shares received upon exercise of the NSO, and the holder’s basis in those new shares will be equal to the ordinary income realized and his or her holding period in respect of those shares will begin on the date of exercise of the NSO. In either situation, we will be entitled to an income tax deduction corresponding to the holder’s ordinary income.

Gain on the sale of shares acquired upon the exercise of an ISO is measured by the excess of (i) the amount realized on the sale of the shares over (ii) the exercise price of the ISO. If the shares acquired upon the exercise of an ISO are not sold either within one year from the date of exercise or two years from the grant date of the ISO, the holder’s gain on the sale of the shares will be treated as long-term capital gain. If the shares are sold within either of these periods, a portion of the holder’s gain will be treated as ordinary income and the balance, if any, will be treated as short-term or long-term capital gain (depending upon whether the shares were held for more than one year). The portion treated as ordinary income is equal to the excess of (i) the lesser of (a) the fair market value on the date of exercise of the shares sold or (b) the amount realized on the sale of the shares, over (ii) the exercise price of the ISO. We will be entitled to an income tax deduction in the year of sale in an amount equal to the portion of the holder’s gain treated as ordinary income.

Gain on the sale of shares acquired upon exercise of a NSO is measured by the excess of (i) the amount realized on the sale of the shares over (ii) the holder’s adjusted basis in those shares. The holder’s adjusted basis is the sum of (i) the exercise price of the NSO and (ii) the ordinary income realized upon the exercise of the NSO. The holder’s gain on the sale of the shares will be treated as long-term or short-term capital gain (depending upon whether the shares were held for more than one year).

Stock Appreciation Rights. The holder of a SAR will not recognize taxable income when the SAR is granted. Upon exercise of the SAR, the amount paid in settlement, whether in cash or shares of our common stock, will be taxed as ordinary income to the holder. We will be entitled to a corresponding income tax deduction.

In the case of a tandem SAR, the tax consequences upon exercise of the SAR will be the same if the holder elects to surrender the related stock option. If the holder instead elects to exercise the tandem stock option and the SAR is automatically cancelled, the cancellation of the SAR will not be taxable to the holder.

Restricted Stock Awards. An award of shares of restricted stock is not generally a taxable event. The holder of an award of restricted shares will realize ordinary income each year in which the award vests in an amount equal to the fair market value at the time of vesting of the shares that vest. We will be entitled to a corresponding income tax deduction. The holder’s basis in those shares will be the amount of his or her ordinary income, and any gain or loss recognized on a subsequent sale of those shares will be treated as short-term or long-term capital gain (depending upon whether the shares were held for more than one year).

RSUs. An award of RSUs units is not generally a taxable event. The holder of a RSU award will realize ordinary income each year in which units vest in an amount equal to the amount paid in settlement of the vested units, whether paid in cash or shares of our common stock. We will be entitled to a corresponding income tax deduction. The holder’s basis in any shares paid in settlement will be the amount of his or her ordinary income, and any gain or loss recognized on a subsequent sale of those shares will be treated as short-term or long-term capital gain (depending upon whether the shares were held for more than one year).

Recommendation of Board of Directors

The Board of Directors believes that the 2008 Plan will provide an attractive benefit which will enhance our ability to continue to attract and retain dedicated and motivated employees who are critical to our success.

The Board of Directors recommends that stockholders vote “FOR” approval of the 2008 Incentive Stock Plan.

Item 3

RATIFICATION OF APPOINTMENT OF

INDEPENDENT PUBLIC ACCOUNTANTS

We have appointed Ernst & Young LLP as our independent public accountants for the fiscal year ending December 31, 2008. Ernst & Young LLP has served as our independent public accountants since our incorporation in March 1989. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to appropriate questions and will have the opportunity to make a statement if they desire to do so.

Audit Fees

The aggregate fees billed by Ernst & Young LLP for professional services rendered in connection with the audit of our annual financial statements, audit of our internal controls over financial reporting and review of our interim financial statements included in our quarterly reports on Form 10-Q for the fiscal years ended December 31, 2007 and 2006 were approximately $1.2 million and $1.1 million, respectively.

Audit Related Fees

Ernst & Young LLP did not bill us for any audit related fees for the fiscal years ended December 31, 2007 and 2006. They did not perform any other assurance or related services during either of these years.

Tax Fees

Ernst & Young LLP did not provide any tax compliance, tax advice or tax planning services to us during the fiscal years ended December 31, 2007 and 2006.

All Other Fees

During 2007 and 2006 we subscribed to an online Ernst & Young LLP research service at a cost of approximately $2,000. Ernst & Young LLP did not provide any other services to us during the fiscal years ended December 31, 2007 and 2006.

In accordance with policies adopted by the Audit Committee of our Board of Directors, all audit and non-audit related services to be performed for us by our independent public accountants must be approved in advance by the Committee.

Ratification of the appointment of Ernst & Young LLP as our independent public accountants will require the affirmative vote of holders of a majority of the voting power present in person or represented by proxy and entitled to vote at the Annual Meeting. If our stockholders do not ratify the appointment of Ernst & Young LLP, our Board of Directors may reconsider their appointment.

The Board of Directors recommends that stockholders vote “FOR” ratification of the appointment of Ernst & Young LLP as our independent public accountants for the fiscal year ending December 31, 2008.

OTHER MATTERS

As of the date of this proxy statement, our Board of Directors does not know of any other business to come before the Annual Meeting for consideration by our stockholders. If any other business should properly come before the meeting, the persons named as proxies in the accompanying proxy card will vote the shares of stock represented by the proxy in accordance with their judgment.

STOCKHOLDER PROPOSALS FOR THE 2009 ANNUAL MEETING

Any stockholder who wishes to present a proposal for consideration at our 2009 Annual Meeting of Stockholders, and to have the proposal included in our proxy statement for the meeting, must submit the proposal to us by December 31, 2008. In accordance with our bylaws, any stockholder who wishes to present a proposal from the floor for consideration at our 2009 Annual Meeting of Stockholders must submit the proposal to us no earlier than January 16, 2009 and no later than February 16, 2009.

Stockholder proposals for inclusion in our proxy statement must comply with the rules of the Securities and Exchange Commission in order to be included. Stockholder proposals should be sent to Investor Relations, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, executive officers and persons beneficially owning more than 10% of our outstanding common stock to file periodic reports of stock ownership and stock transactions with the Securities and Exchange Commission. On the basis of a review of copies of these reports, we believe that all filing requirements for 2007 were satisfied in a timely manner.

ADDITIONAL INFORMATION

We will bear the cost of soliciting proxies on the accompanying proxy card. Some of our officers and regular employees may solicit proxies by personal conversations, mail, telephone or telecopier, but will not receive any additional compensation for their services. We may reimburse brokers and others for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners of shares of our common stock.

We will provide a copy of our annual report on Form 10-K for the fiscal year ended December 31, 2007 without charge to each stockholder as of the record date who sends a written request to Investor Relations, Stericycle, Inc., 28161 North Keith Drive, Lake Forest, Illinois 60045. A copy of this Proxy Statement and our Form 10-K as filed with the Securities and Exchange Commission is available in pdf format on our website, www.stericycle.com under “Investors/SEC Filings.” Copies of this Proxy Statement and our Form 10-K also may be accessed directly from the SEC’s website, www.sec.gov.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS

FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 29, 2008

This Proxy Statement and our Form 10-K for the fiscal year ended December 31, 2007 are also available at the following website: www.stericycle.com/proxy.

Exhibit A

Stericycle, Inc. 2008 Incentive Stock Plan

Article 1

Purpose

The purpose of this plan is to recognize and reward participants for their efforts on the Company’s behalf, to motivate participants by appropriate incentives to contribute to the Company’s attainment of its performance objectives, and to align participants’ interests with those of the Company’s other stockholders through compensation based on the performance of the Company’s common stock.

Article 2

Definitions

Award means an Option, SAR Award, Restricted Stock Award or RSU Award under the Plan.

Award Agreement means a written or electronic agreement between the Company and a Participant incorporating the terms of an Award to the Participant.

Board means the Company’s Board of Directors.

Change of Control is defined in Article 7. The terms “continuing Director,” “appointed Director” and “elected Director” are also defined in Article 7.

Code means the Internal Revenue Code of 1986, as amended.

common stock means the Company’s common stock, par value $.01 per share.

Committee is defined in Paragraph 3.1. Unless the Board designates a different committee, the Compensation Committee of the Board shall serve as the Committee (as long as all of the members of the Compensation Committee qualify under Paragraph 3.1).

Company means Stericycle, Inc., a Delaware corporation.

Consultant means any individual who provides bona fide consulting or advisory services to the Company or a Subsidiary.

Director means a director of the Company.

Eligible Person means, in respect of all types of Awards except ISOs, any Employee, Director or Consultant and, in respect of ISOs, any Employee.

Employee means a full-time or part-time employee of the Company or a Subsidiary.

Exchange Act means the Securities Exchange Act of 1934, as amended.

Expiration Date means the last day on which an Option or SAR may be exercised.

Fair Market Value means, for a given day, the last reported sales price of a share of common stock on The NASDAQ National Market (or if the day in question is not a trading day, the last reported sales price on the most recent trading day).

Grant Date means, in respect of an Award, the date that the Committee grants the Award or any later date that the Committee specifies as the effective date of the Award.

ISO means an incentive stock option described in §422 of the Code.

NSO means a nonstatutory stock option (i.e., any stock option other than an ISO).

Option means an award pursuant to Article 5 of an option to purchase shares of common stock. The Committee shall designate at the time of grant whether an Option is an ISO or a NSO.

Participant means an Eligible Person who holds an Award under the Plan.

Performance Goals means one or more of the following objective performance goals for the Company, a division or a Subsidiary, measured over a 12-month or longer period and specified either in absolute terms or in percentage terms relative to a target, base period, index or peer group:

•	earnings per share

•	earnings before interest, taxes, depreciation and amortization

•	revenues

•	income from operations

•	return on invested capital

•	return on assets

•	internal rate of return

•	return on stockholders’ equity

•	total return to stockholders

Plan means this plan, as it may be amended. The name of this Plan is the “Stericycle, Inc. 2008 Incentive Stock Plan.”

Restricted Shares means shares of common stock subject to a risk of forfeiture or other restrictions that will lapse if and when specified service requirements, Performance Goals or other conditions are satisfied.

Restricted Stock Award means an award of Restricted Shares pursuant to Article 6.

Restricted Stock Unit means a contractual right to receive one share of common stock in the future if and when specified service requirements, performance goals or other conditions are satisfied.

RSU Award means an award pursuant to Article 6 of Restricted Stock Units to an Eligible Person.

SAR, or stock appreciation right, means a contractual right to receive a payment representing the excess of the Fair Market Value of a share of common stock on the date that the right is exercised over the exercise price per share of the right.

SAR Award means an award of a Stand-Alone SAR or Tandem SAR pursuant to Article 5.

Stand-Alone SAR means an SAR that is not related to an Option.

share means a share of the Company’s common stock.

Subsidiary means a “subsidiary corporation” as defined in § 424(f) of the Code.

Tandem SAR means an SAR that is related to an Option.

Termination Date means the date of termination of employment of an Employee by the Company or a Subsidiary. A transfer of employment from the Company to a Subsidiary, or from a Subsidiary to the Company or to another Subsidiary, shall not be considered a termination of employment.

Article 3

Administration

3.1 Committee

The Board of Directors shall designate a committee of the Board (the “Committee”) to administer the Plan. The Committee shall consist of two or more directors all of whom shall be (i) “non-employee directors” as defined in Rule 16b-3 under the Exchange Act, (ii) “independent directors” under the applicable listing standards of the NASDAQ Stock Market and (iii) “outside directors” under § 162(m) of the Code.

3.2 Authority

Subject to the terms of the Plan, the Committee shall have the authority to select the Eligible Persons to whom Awards are to be granted and to determine the time, type, number of shares, vesting, restrictions, limitations and other terms and conditions of each Award.

Awards under the Plan need not be uniform in respect of different Eligible Persons, whether or not similarly situated. The Committee may consider such factors as it deems relevant in selecting Eligible Persons for Awards and in determining their Awards.

The Committee may condition the vesting of any Award on the attainment of one or more Performance Goals. Performance Goals may differ from Participant to Participant and from Award to Award. The Committee shall specify the applicable Performance Goal or Goals in the underlying Award Agreement (but in no event later than the latest permissible date to enable the Award to qualify as performance-based compensation under § 162(m) of the Code). The Committee’s evaluation of a Performance Goal’s attainment may be adjusted to exclude any extraordinary events and transactions as described in Accounting Principles Board Opinion No. 30, but in all other respects, the measurement of Performance Goals shall be determined in accordance with the Company’s financial statements and U.S. generally accepted accounting principles.

The Committee may interpret the Plan, adopt, revise and rescind policies and procedures to administer the Plan, and make all factual and other determinations required for Plan’s administration.

The Committee’s determinations, interpretations and other actions shall be final and binding. No member of the Committee shall be liable for any action of the Committee in good faith.

3.3 Procedures

The members of the Committee shall elect a chairman, and the Committee shall meet as necessary at the call of the chairman or any two members of the Committee. A majority of the members of the Committee shall constitute a quorum, and all actions of the Committee at a meeting at which a quorum is present shall be taken by majority vote.

A member of the Committee may participate in any meeting of the Committee by a conference telephone call or other means that enable all persons participating in the meeting to hear one another, and participation in this manner shall constitute his or her presence in person at the meeting. The Committee also may act by the unanimous written consent of its members.

Article 4

Plan Operation

4.1 Effective Date

This Plan shall become effective if and when approved by the Company’s stockholders at the 2008 Annual Meeting of Stockholders.

4.2 Term

This Plan shall have a term of 10 years, expiring on the tenth anniversary of the date of the Company’s 2008 Annual Meeting of Stockholders (but remaining in effect, however, for outstanding Awards). No Award may be granted under the Plan after its expiration.

4.3 Maximum Number of Shares

The maximum total number of shares of common stock for which Awards may be granted under this Plan is 3,500,000 shares. This maximum shall be subject to the capitalization adjustments under Paragraph 4.6.

The shares for which Options and SARs are granted shall count against this limit on a 1-for-1 basis, and the shares for which Restricted Stock Awards and RSU Awards are granted shall count against this limit on a 2-for-1 basis (so that each share for which a Restricted Stock Award or RSU Award is granted reduces by two shares the available number of shares for which Awards may be granted).

The shares for which Awards may be granted shall be shares currently authorized but unissued or shares that the Company currently holds or subsequently acquires as treasury shares, including shares purchased in the open market or in private transactions.

4.4 Shares Available for Awards

The determination of the number of shares of common stock available for Awards under the Plan shall take into account the following:

(a) If an Option lapses or expires unexercised, the number of shares in respect of which the Option lapsed or expired shall be added back to the available number of shares for which Awards may be granted.

(b) If a Restricted Stock Award or RSU Award lapses or is forfeited, the shares in respect of which the Award lapsed or was forfeited shall be added back to the available number of shares for which Awards may be granted.

(c) If a SAR Award or RSU Award is settled in cash, the number of shares in respect of which the Award was settled in cash shall not be added back to the available number of shares for which Awards may be granted.

(d) If the exercise price of an Option is paid by delivery of shares of common stock pursuant to Paragraph 5.8, the number of shares issued upon exercise of the Option, without netting the shares delivered in payment of the exercise price, shall be taken into account in determining the available number of shares for which Awards may be granted.

4.5 Individual Limit on Awards

In any calendar year, the maximum number of shares for which Awards may be granted to any Eligible Person shall not exceed 200,000 shares in the case of Options and SARS and 100,000 shares in the case of Restricted Stock and RSU Awards, in each case taking into account all similar types of grants and awards under other stock option and equity compensation plans of the Company (other than the Company’s bonus conversion program and the Company’s employee stock purchase plan). These maximums shall be subject to the capitalization adjustments under Paragraph 4.6.

4.6 Capitalization Adjustments

In the event of a change in the number of outstanding shares of common stock by reason of a stock dividend, stock split, recapitalization, reorganization or the like, the Committee may, and in the case of a reverse stock split, the Committee shall, equitably adjust the following in order to prevent a dilution or enlargement of the benefits or potential benefits intended to be provided under the Plan: (i) the number of shares for which Awards may be granted under the Plan, (ii) the maximum number of shares for which Awards may be granted to any Eligible Person in a calendar year, (iii) the aggregate number of shares in respect of each outstanding Award and (iv) the exercise price of each outstanding Option and SAR. The Committee may also make any other equitable adjustments that the Committee considers appropriate. Except in the case of a reverse stock split, adjustments shall be made in the Committee’s discretion, and its decisions shall be final and binding.

Article 5

Stock Options and SARs

5.1 Grant

The Committee may grant an Option or SAR to any Eligible Person. Subject to the terms of this Plan, the Committee shall determine the restrictions, limitations and other terms and conditions of each Option and SAR Award.

The Committee shall designate each Option as either an ISO or NSO, and shall designate each SAR Award as either a Stand-Alone SAR or a Tandem SAR. A Tandem SAR may not be granted later than the time that its related Option is granted.

5.2 Exercise Price

The Committee shall determine the exercise price of each Option and SAR. The exercise price per share may not be less than the Closing Price on the Grant Date of the Option or SAR.

Except for capitalization adjustments under Paragraph 4.6 or as approved by the Company’s stockholders, the exercise price per share of any outstanding Option or SAR may not be reduced, and the Option or SAR may not be surrendered to the Company for cash or as consideration for the grant of a new Option or SAR with a lower exercise price per share.

5.3 Vesting and Term

The Committee shall determine the time or times at which each Option and Stand-Alone SAR becomes vested. Vesting may be based on continuous service or on the attainment of Performance Goals or other conditions specified in the Award Agreement. A Tandem SAR shall vest if and to the extent that its related Option vests, and shall expire or be canceled when its related Option expires or is canceled. No Option or SAR may have an Expiration Date more than 10 years from its Grant Date.

Each Option and SAR held by an Employee shall become fully vested as of his or her Termination Date if the Employee’s termination of employment occurs by reason of his or her death. In addition, the Committee, in its discretion, may accelerate the vesting of an Option or SAR at any time.

5.4 Termination of Employment

In the case of an Option or SAR held by an Employee whose employment terminates:

(a) if and to the extent that the Option or SAR is unvested as of the Employee’s Termination Date, the Option or SAR shall lapse on the Termination Date; and

(b) if and to the extent that the Option or SAR is vested as of the Employee’s Termination Date, the Option or SAR shall expire as specified in the underlying Award Agreement, or if no date is specified, (i) on the earlier of 30 days after the Employee’s Termination Date or the expiration date of the Option or SAR, or (ii) if the Employee’s employment terminated by reason of his or her death, on the earlier of the first anniversary of the Employee’s death or the expiration date of the Option or SAR.

The Committee may extend the expiration date of the Option or SAR to any date up to the last day of the term of the Option or SAR.

5.5 Transferability

No Option or SAR may be transferred, assigned or pledged, whether by operation of law or otherwise, except (i) as provided in the underlying Award Agreement or as the Committee otherwise permits, or (ii) as provided by will or the applicable laws of intestacy or (iii) if:

(a) the transferee is a revocable trust that the employee established for estate planning reasons (in respect of which the employee is treated as the owner for federal income tax purposes); or

(b)(i) the transferee is the spouse of the employee or a child, step-child, grandchild, parent, sibling or child of a sibling of the employee (each an “eligible transferee”), (ii) a custodian for an eligible transferee under any Uniform Transfers to Minors Act or Uniform Gifts to Minors Act or (iii) a trust for the primary benefit of one or more eligible transferees.

Transfers described in the preceding clause (b) shall be subject to any restrictions and requirements that the Committee considers appropriate (for example, the transferee’s written agreement to be bound by the terms of the Plan and the underlying Award Agreement).

No Option or SAR shall be subject to execution, attachment or similar process.

5.6 Additional ISO Rules

To the extent that the aggregate fair market value (determined in respect of each ISO on the basis of the Fair Market Value of a share of common stock on the ISO’s Grant Date) of the underlying shares of all ISOs that become exercisable by an individual for the first time in any calendar year exceeds $100,000, the Options shall be treated as NSOs. This limitation shall be applied by taking ISOs into account in the order in which they were granted.

In the case of an ISO granted to an Employee who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of stock of the Company (or any Subsidiary), the exercise price per share may not be less than 110% of the Closing Price on the Grant Date and the ISO may not have an Expiration Date more than five years from the Grant Date.

The Award Agreement underlying an Option that the Committee designates as an ISO may contain any additional terms, beyond those of this Plan, that the Committee considers necessary or desirable to include to assure that the Option complies with the requirements of § 422 of the Code.

5.7 Manner of Exercise

A vested Option or SAR may be exercised in full or only partially (but in the case of a partial exercise, only in respect of a whole number of shares) by (i) written notice to the Committee or its designee stating the number of shares in respect of which the Option or SAR is being exercised and, in the case of an Option, (ii) full payment of the exercise price of those shares.

5.8 Payment of Exercise Price

Payment of the exercise price of an Option shall be made by check or, if permitted by the Committee (either in the underlying Award Agreement or at the time of exercise), by: (i) delivery of shares of common stock having a Fair Market Value on the date of exercise equal to the exercise price; (ii) directing the Company to withhold, from the shares otherwise issuable upon exercise of the Option, shares having a Fair Market Value on the date of exercise equal to the exercise price; (iii) by an open-market broker-assisted sale pursuant to which the Company is promptly delivered the portion of the sales proceeds necessary to pay the exercise price; (iv) any combination of these methods of payment; or (v) any other method of payment that the Committee authorizes.

5.9 Tandem SARs

A Tandem SAR shall entitle the Participant to elect to exercise either the SAR or the related Option as to all or any portion of the shares subject to the SAR and Option. The exercise of a Tandem SAR shall cause the immediate and automatic cancellation of its related Option with respect to the same number of shares, and the exercise, expiration or cancellation of the related Option (other than by reason of the exercise of the Tandem SAR) shall cause the automatic and immediate cancellation of the Tandem SAR with respect to the same number of shares.

5.10 Settlement of SARs

Settlement of a SAR may be made, in the Committee’s discretion, in shares of common stock or in cash, or in a combination of the two, subject to applicable tax withholding requirements. Any cash payment in settlement of a SAR shall be made on the basis of the Fair Market Value of a share of common stock on the date that the SAR is exercised.

Article 6

Restricted Stock

and Restricted Stock Units

6.1 Grant

The Committee may issue Restricted Shares or grant Restricted Stock Units to any Eligible Person. Subject to the terms of this Plan, the Committee shall determine the restrictions, limitations and other terms and conditions of each Restricted Stock Award and RSU Award.

6.2 Vesting

The Committee shall determine the time or times at which each Restricted Stock Award or RSU Award becomes vested. Vesting may be based on continuous service or on the attainment of specified Performance Goals or other conditions specified in the Award Agreement.

Each Restricted Stock Award and RSU Award held by an Employee shall become fully vested as of his or her Termination Date if the Employee’s termination of employment occurs by reason of his or her death. In addition, the Committee, in its discretion, may accelerate the vesting of a Restricted Stock Award or RSU Award at any time.

6.3 Transferability

Prior to the vesting of a Restricted Stock Award, the Restricted Shares subject to the Award may not be transferred, assigned or pledged (except as provided in the Award Agreement or as the Committee permits) and shall not be subject to execution, attachment or similar process. (After vesting, the shares may still remain subject to restrictions on transfer under applicable securities laws and any restrictions imposed by the Award Agreement.) The Committee may require each certificate representing Restricted Shares to bear a legend making appropriate reference to the restrictions on the shares, and may also require that the certificate, together with a stock power duly endorsed in blank by the Participant, remain in the Company’s physical custody or in escrow with a third party until all restrictions have lapsed.

6.4 Rights as Stockholder

Subject to the terms of the Plan and the underlying Award Agreement, a Participant shall have all of the rights of a stockholder in respect of the Restricted Shares subject to a Restricted Stock Award, including the right to vote the shares and to receive all dividends and other distributions in respect of the shares. The Committee may provide in the Award Agreement for the payment of dividends and distributions to the Participant when dividends are paid to stockholders generally or at the time of vesting or distribution of the Restricted Shares.

A Participant shall not have any rights as a stockholder in respect of the shares of common stock subject to a RSU Award until those shares have been issued and delivered to the Participant pursuant to the terms of the Award.

6.5 Settlement of RSU Award

Settlement of a RSU Award may be made, in the Committee’s discretion, in shares of common stock or in cash, or in a combination of the two, subject to applicable tax withholding requirements. Any cash payment in settlement of a RSU Award shall be made on the basis of the Fair Market Value of a share of common stock on the date that the shares subject to the Award become issuable to the Participant.

6.6 Deferrals

The Committee may (but shall not be required to) permit a Participant to elect to defer the delivery of shares upon the vesting or settlement of a Restricted Stock Award or RSU Award. Any such election shall be for a deferral period and in a manner and on terms that the Committee approves and that comply with the requirements of § 409A of the Code.

Article 7

Change of Control

Upon a Change of Control, all outstanding Awards shall become fully vested and exercisable, and all restrictions on the shares underlying Restricted Stock Awards shall lapse.

A “Change of Control” means an event or the last of a series of related events by which:

(a) any Person directly or indirectly acquires or otherwise becomes entitled to vote stock having 51% or more of the voting power in elections for directors; or

(b) during any 24-month period a majority of the members of the Board of Directors ceases to consist of directors who were:

(1) Directors at the beginning of the period (“continuing Directors”); or

(2) elected to office after the start of the period by the Board of Directors with the approval of two-thirds of the incumbent continuing Directors (“appointed Directors”); or

(3) elected to office after the start of the period by the Company’s stockholders following nomination for election by the Board of Directors with the approval of two-thirds of the incumbent continuing and appointed Directors (“elected Directors”); or

(4) elected to office after the start of the period by the Board of Directors with the approval of two-thirds of the incumbent continuing, appointed and elected Directors; or

(5) elected to office after the start of the period by the Company’s stockholders following nomination for election by the Board of Directors with the approval of two-thirds of the incumbent continuing, appointed and elected Directors; or

(c) the Company merges or consolidates with another corporation, and holders of outstanding shares of the Company’s common stock immediately prior to the merger or consolidation do not own stock in the survivor of the merger or consolidation having more than 75% of the voting power in elections for directors; or

(d) the Company sells all or a substantial portion of the consolidated assets of the Company and its Subsidiaries, and the Company does not own stock in the purchaser having more than 75% of the voting power in elections for directors.

As used in this definition, a “Person” means any “person” as that term is used in sections 13(d) and 14(d) of the Exchange Act, together with all of that person’s “affiliates” and “associates” as those terms are defined in Rule 12b-2 under the Exchange Act.

Article 8

Miscellaneous Provisions

8.1 Award Agreement

Each Award under the Plan shall be evidenced by an Award Agreement which shall be subject to and incorporate the terms of the Plan.

8.2 Tax Withholding

The Company may withhold an amount sufficient to satisfy its withholding tax obligations, if any, in connection with any Award under the Plan, and the Company may defer making any payment or delivery of shares pursuant to the Award unless and until the Participant indemnifies the Company to its satisfaction in respect of its withholding obligation.

8.3 Amendment and Termination

The Board may amend, suspend or terminate the Plan at any time. The Company’s stockholders shall be required to approve any amendment that would materially increase the number of shares of common stock for which Awards may be granted or that would increase the number of shares of common stock for which ISOs may be granted (other than an amendment authorized under Paragraph 4.6). If the Plan is terminated, the Plan shall remain in effect for Awards outstanding as of its termination. No amendment, suspension or termination of the Plan shall adversely affect the rights of the holder of any outstanding Award without his or her consent.

8.4 Foreign Jurisdictions

The Committee may adopt, amend and terminate a supplement to the Plan to permit Employees in another country to receive Awards under the supplement (on terms not inconsistent with the terms of Awards under the Plan) in compliance with that country’s securities, tax and other laws.

8.5 No Right To Employment

Nothing in this Plan or in any Award Agreement shall give any person the right to continue in the employ of the Company or any Subsidiary or limit the right of the Company or Subsidiary to terminate his or her employment.

8.6 Notices

Notices required or permitted under this Plan shall be considered to have been duly given if sent by certified or registered mail addressed to the Committee at the Company’s principal office or to any other person at his or her address as it appears on the Company’s payroll or other records.

8.7 Severability

If any provision of this Plan is held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions, and the Plan shall be construed and administered as if the illegal or invalid provision had not been included.

8.8 Governing Law

This Plan and all Award Agreements shall be governed in accordance with the laws of the State of Illinois.

28161 North Keith Drive

Lake Forest, Illinois 60045

2008 ANNUAL MEETING OF STOCKHOLDERS

MAY 29, 2008

YOUR VOTE IS IMPORTANT!

Please sign and promptly return your proxy card in the enclosed envelope or, if your shares are registered in your name, vote your shares telephonically by calling (866) 540-5760.

If your shares are registered in the name of a brokerage firm, you may be able to vote your shares telephonically or via the Internet. Check the information provided to you by your broker to see which options are available to you.

Reservation Form for 2008 Annual Meeting

I am a stockholder of Stericycle, Inc. (If your shares are registered in a brokerage firm’s name, please enclose confirmation of stock ownership.) I plan to attend the 2008 Annual Meeting to be held on Thursday, May 29, 2008, at 11:00 a.m., Chicago time, at the Embassy Suites Hotel O’Hare-Rosemont, 5500 North River Road, Rosemont, Illinois 60018. Please send me an admissions card. I understand that an admissions card will only admit the stockholder or stockholders to whom it is issued, and may not be transferred.

Name
Please print name of stockholder

Name
Please print name of stockholder (if joint owner)

Address

City	State	Zip Code

Telephone	( )

If you plan to attend the Annual Meeting, please detach, complete and return the Reservation Form above directly to Stericycle, Inc., Annual Meeting Ticket Requests, 28161 North Keith Drive, Lake Forest, Illinois 60045. All Reservation Forms must be received by May 22, 2008.

To avoid a delay in receipt of your admissions card, mail the Reservations Form separately. Do not return it with your proxy card or mail it in the enclosed envelope.

If you need directions to the Annual Meeting, please call Investor Relations at (800) 643-0240 ext. 2012.

STERICYCLE, INC.

28161 North Keith Drive

Lake Forest, Illinois 60045

This proxy is solicited on behalf of the Board of Directors of Stericycle, Inc.

I or we hereby appoint each of Jack W. Schuler, Rod F. Dammeyer and John Patience (the “proxies”) as my or our proxy, each with the power to appoint his substitute, and authorize each of them acting alone to vote all of the shares of common stock, par value $.01 per share, of Stericycle, Inc. (the “Company”) held of record by me or us on April 1, 2008 at the 2008 Annual Meeting of Stockholders to be held on May 29, 2008 (the “Annual Meeting”), and at any adjournment of the Annual Meeting.

If properly completed and returned, this Proxy will be voted as directed. If no direction is given, this Proxy will be voted in accordance with the recommendations of the Company’s Board of Directors, i.e., FOR each of the nine nominees for election as a director (Item 1), FOR the approval of the Company’s 2008 Incentive Stock Plan (Item 2), and FOR ratification of the appointment of Ernst & Young LLP as the Company’s independent public accountants for 2008 (Item 3). It will be voted in the best judgment of the proxies in respect of any other business that properly comes before the Annual Meeting.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY

USING THE ENCLOSED REPLY ENVELOPE

(Continued and to be signed on the reverse side.)

THIS PROXY WILL BE VOTED AS DIRECTED, OR IF NO DIRECTION IS INDICATED,

IT WILL BE VOTED “FOR” THE PROPOSALS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The Board of Directors recommends a vote FOR Items 1, 2 and 3

1. Election of directors— Nominee(s)		For All	Withhold All	For All Except*
01 Jack W. Schuler 03 Thomas D. Brown 05 William K. Hall 07 John Patience 09 Ronald G. Spaeth	02 Mark C. Miller 04 Rod F. Dammeyer 06 Jonathan T. Lord, M.D. 08 Thomas R. Reusché	☐	☐	☐
*Except nominee(s) written above
		For	Against	Abstain
2. Approval of the Company’s 2008 Incentive Stock Plan		☐	☐	☐

3. Ratification of appointment of Ernst &Young LLP as the as the Company’s independent public accountants for 2008	☐	☐	☐

Date: _______________________, 2008

Signature: _________________________________________

Signature: _________________________________________

Title or capacity: ___________________________________

Instruction: Please sign exactly as your name appears immediately to the left. If signing as a fiduciary (for example, as a trustee), please indicate your fiduciary capacity. If signing on behalf of a corporation, partnership or other entity, please indicate your title or other authorized capacity. If the shares for which this Proxy is given are held jointly, both joint tenants must sign.

PLEASE MARK, DATE, SIGN AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE

Δ                    FOLD AND DETACH HERE                    Δ

WE ENCOURAGE YOU TO TAKE ADVANTAGE OF INTERNET OR TELEPHONE VOTING,

BOTH ARE AVAILABLE 24 HOURS A DAY, 7 DAYS A WEEK.

Internet and telephone voting is available through 11:59 PM Central Time the day prior to the meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone
http://www.proxyvoting.com/srcl		1-866-540-5760
Use the Internet to vote your proxy.		Use any touch-tone telephone to
Have your proxy card in hand when	OR	vote your proxy. Have your proxy
you access the web site.		card in hand when you call.

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card.

To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope.

THANK YOU FOR VOTING YOUR SHARES.

YOUR VOTE IS IMPORTANT!